EXHIBIT 23.3



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) of Metromedia Fiber Network, Inc. ("Metromedia") for the registration of 11,525,723 shares of its common stock pertaining to the SiteSmith, Inc. 2000 Executive Stock Incentive Plan and the SiteSmith, Inc. 1999 Stock Plan, of our report dated March 8, 2000 with respect to the financial statements of Metromedia Fiber Network, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 12, 2001